Exhibit 10.7

STRATEGIC ADVISOR AGREEMENT

THIS STRATEGIC ADVISOR AGREEMENT (this “Agreement”) is made and entered into as of July 22, 2025 (the “Effective Date”) by and between MEI Pharma, Inc., a Delaware corporation (the “Company”), and Green Grass Ventures (the “Strategic Advisor”, and with the Company, the “Parties”).

WHEREAS, the Company wishes to secure the commitment of Strategic Advisor to offer services to the Company, and Strategic Advisor wishes to offer such a commitment.

NOW, THEREFORE, in consideration of the premises and of the covenants and undertakings specified herein, the Company and the Strategic Advisor hereby agree as follows:

1. Engagement and Services.

1.1 Engagement. The Company hereby engages Strategic Advisor, and Strategic Advisor hereby accepts such engagement, to serve as a strategic advisor to the Company on the terms and conditions set forth in this Agreement.

1.2 Services. Strategic Advisor shall provide the Company with strategic advice and guidance (the “Services”) relating to the private placement of equity and equity-linked securities in connection with a proposed cryptocurrency asset management strategy or transaction (the “Transaction”). The Services shall be limited to general strategic advice, and Strategic Advisor shall not (a) solicit investors, (b) structure or negotiate any terms of potential investments by potential investors, or (c) participate in the offer or sale of securities.

2. Term. The term of this Agreement shall commence on the date hereof and continue until the Transaction Fee is paid by the Company. Notwithstanding the foregoing, Section 6 shall survive and remain operative in accordance with its respective term.

3. Compensation. Reference is made to that certain Asset Management Agreement, dated as of July 22, 2025, by and between the Company and GSR Strategies LLC (the “Asset Management Agreement”).  Capitalized terms used but not defined in this Section 3 shall have the meanings set forth in the Asset Management Agreement. In consideration of Strategic Advisor’s provision of the Services, the Company will compensate the Strategic Advisor with 438,597 warrants (the “Warrants”) to purchase a number of shares of the Company’s common stock, par value $0.00000002 per share (the “Transaction Fee”). The number of Shares issuable upon exercise of the Warrants to be issued shall be fixed, and shall be payable regardless of the amount of capital received by the Company in the Transaction. The exercise price per share of the Warrants shall be set at a price equal to $4.10. The Warrants shall be exercisable, in whole or in part, at any time and from time to time, for a period of five years from the date of issuance. The Warrants shall be subject to the terms and conditions set forth in the Common Stock Purchase Warrant to be entered into between the Company and Strategic Advisor, substantially in the form attached hereto as Exhibit A.

4. Status as an Independent Contractor. Strategic Advisor and the Company hereby specifically agree that, throughout the term of this Agreement, Strategic Advisor’s relationship with the Company hereunder will be solely and exclusively that of an independent contractor. Strategic Advisor shall not be deemed and shall not hold himself out to be an employee or agent of the Company, nor shall the parties be deemed to be engaged in any partnership, joint venture, or other business relationship other than that of principal and independent contractor. Nothing contained in this Agreement shall be construed so as to make Strategic Advisor an employee of the Company or any of its parents, subsidiaries or affiliates (collectively, the “Company Entities”), or to entitle Strategic Advisor to any rights or fringe benefits offered to employees of the Company or the Company Entities, including, but not limited to, any retirement, savings, health, medical, welfare, life insurance, disability, vacation, stock purchase, stock option, incentive, or other benefit plans or programs maintained for employees by or on behalf of the Company or the Company Entities.

6. Confidentiality and Non-Disclosure.

6.1 Obligations of Confidentiality. Strategic Advisor hereby acknowledges that all of the Proprietary Information (as hereinafter defined) now or hereafter known to Strategic Advisor is of substantial value to the Company and is and has been maintained in confidence as trade secrets of the Company. Strategic Advisor hereby covenants and agrees:

(i) to keep such Proprietary Information confidential as herein provided.

(ii) not to disclose, divulge or furnish such Proprietary Information to any third party except as authorized by the Company, and then only on the understanding that such third party is made aware of and undertakes to observe the provisions of this Section 6.

(iii) not to copy or reduce Proprietary Information to writing, except as may be strictly necessary for purposes of performing the Services; and

(iv) upon termination of this Agreement for any reason, to return to the Company within five (5) business days of receipt of written demand from the Company, all copies of Proprietary Information reduced to writing or other permanent form, to delete all copies of Proprietary Information in electronic form and to destroy all notes and any other written or electronic reports or documents which may have been made by Strategic Advisor in performance of the Services to the extent they contain any Proprietary Information in whole or part, except as authorized by the Company or as is strictly necessary to complete any outstanding obligations relating to this Agreement, after which such Proprietary Information will be returned or destroyed as aforesaid.

6.2 Public Statements. Strategic Advisor covenants and agrees not to issue any public statements regarding the Transaction.

6.3 Definition. For purposes of this Agreement, “Proprietary Information” means any strategic, technical, business, commercial, legal, financial or other information provided to Strategic Advisor by the Company (or by a third party on the Company’s behalf); provided, however, that Proprietary Information will not include any information which: (i) is in or comes into the public domain otherwise than through a breach of this Agreement or through any act or omission of Strategic Advisor; or (ii) has been lawfully received by Strategic Advisor from a third party without restriction as to its use or disclosure; or (iii) was already in Strategic Advisor’s possession free of any such restriction prior to receipt from or on behalf of the Company; or (iv) was independently developed by Strategic Advisor without making use of the Proprietary Information; or (v) has been approved for unconditional release or use by written authorization of the Company.

7. Representations and Warranties. Each Party represents and warrants to each other that: (a) it has the full right, power, and authority to enter into and perform its obligations under this Agreement; and (b) its performance under this Agreement will not violate any applicable laws or regulations. The Strategic Advisor represents that (i) it is not a registered broker-dealer and shall not engage in any activities that would require registration as a broker-dealer and (ii) the Transaction Fee is solely for strategic advisory services, not for the solicitation of investors or the sale of securities. The Company represents that Warrants will be issued pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended or pursuant to such other exemption from registration under the Act as the Parties may mutually agree.

8. Limitation of Liability. Each Party’s total liability under this Agreement, whether in contract, tort, or otherwise, shall be limited to the total compensation paid under this Agreement. Neither Party shall be liable to the other Party for any indirect, incidental, consequential, special, or punitive damages, including loss of profits or revenue, arising out of or related to this Agreement, even if advised of the possibility of such damages.

10. Miscellaneous.

10.1 Notices. Any notice or approval required or permitted under this Agreement will be in writing and will be sent by registered or certified mail, postage prepaid, or by email, to the addresses designated by prior written notice. Any notice sent by mail will be deemed received three (3) business days after its mailing.

10.2 Entire Agreement. This Agreement contains the entire understanding of the Parties regarding all matters contained herein, and supersedes all prior oral or written agreements, arrangements and understandings relating thereto.

10.3 Amendment. This Agreement may be amended only by a writing signed by both Parties. The failure by either Party to enforce compliance with any provision of this Agreement by the other Party will not operate or be construed as a waiver of such provision or of any other provision of this Agreement, or of any subsequent breach by such Party of a provision of this Agreement.

10.4 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect, all other provisions hereof will continue in full force and effect.

11. Applicable Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles. Any dispute arising between the parties out of or in connection with this Agreement will be finally resolved in state or federal court in New York, New York.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

MEI PHARMA, INC.

By:	/s/ Justin File
Name: Justin File
Title: Acting Chief Executive Officer

GREEN GRASS VENTURES

By:	/s/ Shadi Hanna
Name: Shadi Hanna
Title: President

Exhibit A
Form of Warrant